EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2010 FISCAL YEAR

Company Achieves Historical Highs for Revenue, Income and Cash Flows in 2010 Fiscal Year

BOISE, Idaho, October 7, 2010 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2010 fiscal year, which ended September 2, 2010. For the fourth quarter, the company had net income attributable to Micron shareholders of $342 million, or $0.32 per diluted share, on net sales of $2.5 billion, and generated a quarterly record $1.1 billion in cash flows from operations. The results for the fourth quarter of fiscal 2010 compare to net income of $939 million (including $488 million in gains from the Numonyx acquisition), or $0.92 per diluted share, on net sales of $2.3 billion for the third quarter of fiscal 2010, and a net loss of ($100) million, or ($0.12) per diluted share, on net sales of $1.3 billion for the fourth quarter of fiscal 2009.

For the 2010 fiscal year, the company had net income attributable to Micron shareholders of $1.9 billion, or $1.85 per diluted share, on net sales of $8.5 billion. Cash flows from operations were $3.1 billion for fiscal 2010. The results for fiscal 2010 compare to a net loss of ($1.9) billion, or ($2.35) per diluted share, on net sales of $4.8 billion for the 2009 fiscal year.

“We reached several new company milestones in fiscal 2010, including generating the highest annual revenue, income and operating cash flows in Micron’s history. We have emerged from the difficult economic conditions over the past few years as an industry leader with one of the strongest balance sheets and product portfolios in the business,” said Steve Appleton, Micron Chairman and CEO.

In the company’s Memory segment (which excludes Numonyx and other non-reportable segments), revenue from sales of DRAM products was 14 percent lower in the fourth quarter of fiscal 2010 compared to the third quarter of fiscal 2010 due to a 12 percent decrease in unit sales volume and a slight decrease in average selling prices. Revenue from sales of NAND Flash products was 9 percent lower in the fourth quarter of fiscal 2010 compared to the third quarter due to a 7 percent decrease in unit sales volume and a slight decrease in average selling prices. The company’s gross margin for its Memory segment was 37 percent in the fourth quarter of fiscal 2010 compared to 40 percent in the third quarter, primarily due to the decreases in average selling prices.

The company ended the fiscal year with cash and investments of $2.9 billion. For all of fiscal 2010, the company invested approximately $950 million in capital and paid down its debt by $640 million.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s Web site until Oct. 7, 2011. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 14483222) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Thursday, Oct. 14, 2010.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 2,	Jun. 3,	Sep. 3,	Sep. 2,	Sep. 3,
	2010	2010	2009	2010	2009

Net sales	$2,493	$2,288	$1,302	$8,482	$4,803
Cost of goods sold (1)	1,712	1,440	1,133	5,768	5,243
Gross margin	781	848	169	2,714	(440)
Selling, general and administrative	141	190	82	528	354
Research and development	197	142	139	624	647
Restructure (2)	(3)	(5)	12	(10)	70
Goodwill impairment (3)	--	--	--	--	58
Other operating (income) expense (4)	13	(19)	(15)	(17)	107
Operating income (loss)	433	540	(49)	1,589	(1,676)
Interest income (expense), net	(31)	(40)	(43)	(160)	(160)
Gain on acquisition of Numonyx (5)	--	437	--	437	--
Other non-operating income (expense) (6)	(2)	1	(1)	54	(16)
Income tax (provision) benefit (5)(7)	(25)	41	13	19	(1)
Equity in net income (losses) of equity method investees	(16)	(19)	(34)	(39)	(140)
Net (income) loss attributable to noncontrolling interests	(17)	(21)	14	(50)	111
Net income (loss) attributable to Micron	$342	$939	$(100)	$1,850	$(1,882)

Earnings (loss) per share:
Basic	$0.35	$1.06	$(0.12)	$2.09	$(2.35)
Diluted	0.32	0.92	(0.12)	1.85	(2.35)

Number of shares used in per share calculations:
Basic	970.0	885.4	844.3	887.5	800.7
Diluted	1,142.6	1,049.4	844.3	1,050.7	800.7

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Sep. 2,	Jun. 3,	Sep. 3,
	2010	2010	2009

Cash and short-term investments	$2,913	$2,313	$1,485
Receivables	1,531	1,568	798
Inventories (1)	1,770	1,747	987
Total current assets	6,333	5,724	3,344
Property, plant and equipment	6,601	6,635	7,089
Total assets	14,693	14,377	11,459

Accounts payable and accrued expenses	1,509	1,492	1,037
Current portion of long-term debt	712	652	424
Total current liabilities	2,702	2,611	1,892
Long-term debt (8)	1,648	1,717	2,379

Total Micron shareholders’ equity (5)	8,020	7,680	4,953
Noncontrolling interests in subsidiaries (9)	1,796	1,787	1,986
Total equity	9,816	9,467	6,939

	Year Ended
	Sep. 2,	Sep. 3,
	2010	2009

Net cash provided by operating activities	$3,096	$1,206
Net cash used for investing activities	(448)	(674)
Net cash used for financing activities	(1,220)	(290)

Depreciation and amortization	2,005	2,186
Expenditures for property, plant and equipment	(616)	(488)
Payments on equipment purchase contracts	(330)	(144)
Net distributions to noncontrolling interests	(229)	(681)

Noncash equipment acquisitions on contracts payable and capital leases	420	331

Amounts and presentations for periods prior to fiscal 2010 have been recast for the effects of the adoption of new accounting standards for convertible debt and noncontrolling interests.

(1)
The company’s results of operations for fiscal 2009 includes charges of $603 million to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructuring announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. As a result of these actions, the company recorded charges of $12 million in the fourth quarter of fiscal 2009 and $70 million in the full fiscal 2009.

(3)
In the second quarter of fiscal 2009, the company performed an assessment to determine whether the goodwill associated with its Imaging segment was impaired. Based on the results of the assessment, the company wrote off the $58 million of goodwill associated with its Imaging segment as of March 5, 2009.

(4)	Other operating (income) expense includes the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 2,	Jun. 3,	Sep. 3,	Sep. 2,	Sep. 3,
	2010	2010	2009	2010	2009

(Gains) losses on disposals of property, plant and equipment	$9	$(1)	$(1)	$(1)	$54
(Gains) losses from changes in currency exchange rates	3	1	5	23	30
Loss (credit) on Aptina spinoff	--	--	(12)	--	41
Other	1	(19)	(7)	(39)	(18)
	$13	$(19)	$(15)	$(17)	$107

“Other” in the third quarter of fiscal 2010 includes $16 million of grant income related to the company’s operations in China. “Other” for all of fiscal 2010 includes $24 million of grant income related to the company’s operations in China and $12 million of receipts from the U.S. government in connection with anti-dumping tariffs.

(5)
On May 7, 2010, the company completed its acquisition of Numonyx Holdings B.V. (“Numonyx”), which manufactures and sells NOR Flash, NAND Flash, DRAM and Phase Change non-volatile memory technologies and products, in an all-stock transaction. In connection therewith, the company issued 137.7 million shares to Intel Corporation, Intel Technology Asia Pte Ltd, STMicroelectronics N.V., Redwood Blocker S.a.r.l. and PK Flash, LLC in exchange for all of the outstanding capital stock of Numonyx and 4.8 million shares to employees of Numonyx in exchange for all outstanding restricted stock units of Numonyx. The total purchase price aggregated $1,112 million and the provisional fair value of the net assets acquired was $1,549 million. As a result, the company recorded a gain of $437 million in connection with the acquisition in the third quarter of fiscal 2010, which is reflected in non-operating income.

(6)
Other non-operating income in fiscal 2010 includes a gain of $56 million recognized in the first quarter in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method. As a result of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(7)
Income taxes in the third quarter of fiscal 2010 included a benefit of $51 million from reduction of a portion of the deferred tax asset valuation allowance in connection with the sale of the company's equity interest in the Hynix JV that was acquired as part of the Numonyx acquisition. Except for this benefit, taxes in fiscal 2010 and 2009 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2010 and 2009 were substantially offset by changes in the valuation allowance.

(8)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for convertible debt instruments that may be settled in cash upon conversion. The new standard was applicable to the company’s $1.3 billion 1.875% convertible senior notes issued in May 2007 and requires the liability and equity components of such instrument be accounted for separately in a manner such that interest cost is recognized at a nonconvertible debt borrowing rate in periods subsequent to the issuance of the instrument. Amounts prior to fiscal 2010 have been recast for this adoption. In connection therewith, as of the issuance date of the $1.3 billion convertible debt, there was a decrease in the carrying value of the debt of $402 million, an increase in the carrying value of additional capital of $394 million and a decrease in the carrying value of deferred debt issuance costs (included in other noncurrent assets) of $8 million. In addition, through fiscal 2009, there was a decrease in retained earnings of $94 million and accretion of the carrying value of long-term debt of $107 million as a result of the new standard.

(9)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for noncontrolling interests. The new standard requires noncontrolling interests be reported as a separate component of equity and that net income or loss attributable to the parent and noncontrolling interests be separately identified in the statement of operations. Amounts prior to fiscal 2010 have been recast for this adoption.